Reference No: STC001893

STANDARD TERMS AND CONDITIONS

between

Investec Bank Limited
(Registration No: 1969/004763/06)
(hereinafter referred to as “Investec”)

And
                Mix Telematic Limited
(Registration No: 1995/013858/06)
(hereinafter referred to as “the Client”)

1.Introduction

1.1.Investec and the Client wish to enter into this Agreement together with its applicable Facility Notice(s) and Annex(es) from time to time in order for Investec to provide the Client with certain credit facilities (the “Credit Facilities”) in accordance with the terms and conditions set out below.

1.2.This Agreement (including all executed Facility Notice(s) and Annex(es) hereto) represents the entire agreement by and between the Parties with respect to the subject matter hereto, and supersedes all prior agreements, understandings, representations, warranties, requests for proposals and negotiations, if any.

1.3.This Agreement shall be read in conjunction with the applicable Facility Notice(s), any Annex(es) hereto, as well as the ISDA Agreement, the ISDA Definitions and any Transaction Confirmation, which shall form an integral part of this Agreement.

1.4.Any amendment made to any Credit Facility shall be notified to the Client in writing by way of a Facility Notice(s) and shall be accepted by the Client by countersignature and return to Investec within the timeframe stipulated in such Facility Notice(s), provided that where any such amendment relates to a decrease in any Credit Facility, such amendment shall be effective from the date of the relevant Facility Notice.

1.5.The Client shall sign and deliver this Agreement (and, where applicable, any further Annex(es), as may be required by Investec from time to time) to Investec, within 60 (sixty) days from receipt thereof, and in any event, prior to utilisation of any Credit Facility set out in any Facility Notice. Failure to do so may result in a review by Investec of the Credit Facility(ies) offered.
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1.6.The Standard Terms and Conditions are divided into parts as follows:

1.6.1.Part I – General;

1.6.2.Part II –General Banking Facility;

1.6.3.Part III – Foreign Exchange Trading Facility;

1.6.4.Part IV – Other Facilities (if applicable).

1.7.The provisions contained in Part I of the Standard Terms and Conditions shall apply to the whole of this Agreement, unless the context indicates otherwise.

1.8.The provisions contained in Parts II, III and IV shall apply only to the relevant Credit Facility referred to in the specific Part, and in the event of any conflict between the provisions of Part I, and any of the other Parts, the provisions of the latter shall prevail.

PART I
GENERAL

2.Definitions and Interpretation

2.1.In this Agreement, unless inconsistent with the context or otherwise indicated, the following expressions shall bear the following meanings and cognate expressions shall bear corresponding meanings:

2.1.1.“this Agreement” means the Standard Terms and Conditions, together with all Facility Notice(s), Annex(es) and Transaction Confirmations;

2.1.2.“Annex(es)” means any Annex to these Standard Terms and Conditions, sent by Investec from time to time, detailing additional terms and conditions specific to a Credit Facility as set out in the relevant Facility Notice and/or any additional and/or amended terms to this Agreement;

2.1.3.“Basel III” means:

2.1.3.1.the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated; and
2.1.3.2.the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel

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Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and
2.1.3.3.any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”, as amended, supplemented or restated;

2.1.4.“Business Day” means a day (other than a Saturday, Sunday or official public holiday in the Republic of South Africa) on which banks generally are open for business in the Republic of South Africa;

2.1.5.“Committed Facility” shall mean a Credit Facility which is irrevocable from the effective date of such Credit Facility, in terms of clause 3.2 hereof, for the Facility Period specified in the relevant Facility Letter, subject to the right of Investec to cancel or review the Credit Facility upon the occurrence of an Event of Default;

2.1.6.“Credit Facilities” refers jointly to a:

2.1.6.1.General Banking Facility; and

2.1.6.2.Foreign Exchange Trading Facility; and

2.1.6.3.any other Credit Facilities, as may be defined in any Facility Notice from time to time.

2.1.7.“Credit Review Event” shall have the meaning specified in that Part of this Agreement relating to each such Credit Facility;

2.1.8.“Data Protection Legislation” means the following legislation:

2.1.8.1.POPI, as amended or substituted;

2.1.8.2.the European Union (EU) General Data Protection Regulation (2016/679) (“GDPR”), replacing the EU Directive 95/46/EC; or

2.1.8.3.such legislation as may become applicable to the protection of Personal Information in South Africa;

2.1.9.“Event of Default” shall have the meaning specified in that Part of this Agreement relating to each such Credit Facility;

2.1.10.“Facility Notice(s)” means any Facility Notice (s) to this Agreement sent by Investec from time to time, setting out the details of a Credit Facility;

2.1.11."FATCA" means Foreign Account Tax Compliance Act and all regulations published thereunder;

2.1.12.“Financial Indebtedness”: means without double counting, any indebtedness for or in respect of:

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2.1.12.1.moneys borrowed;

2.1.12.2.any amount raised under any credit facility;

2.1.12.3.any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

2.1.12.4.the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the accounting principles, be treated as a finance or capital lease;

2.1.12.5.receivables sold, discounted or securitised (other than any receivables to the extent they are sold on a non-recourse basis);

2.1.12.6.any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

2.1.12.7.any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of that derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

2.1.12.8.any amount raised by the issue of shares which are redeemable;

2.1.12.9.any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

2.1.12.10.the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in clauses 2.1.13.1 to 2.1.13.9 above;

2.1.13."IGA" means the intergovernmental agreement that the South African and United States governments have concluded to improve international tax compliance and to implement FATCA;

2.1.14.“Increased Costs” means:

2.1.14.1.a reduction in the rate of return on a Credit Facility or on Investec’s (or its Affiliate’s) overall capital (including as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by Investec) in connection with the Credit Facilities contemplated by this Agreement;

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2.1.14.2.an additional or increased cost; or
2.1.14.3.a reduction of any amount due and payable under any Credit Facility, which is incurred or suffered by Investec or any of its Affiliates to the extent that it is attributable to Investec having granted any Credit Facility or funding or performing its obligations under this Agreement;

2.1.15.“ISDA Agreement” means the International Swaps and Derivatives Association, Inc Master Agreement including the ISDA Master Agreement Schedule, any Credit Support Annex, any addenda thereto, and its Transaction Confirmation, as amended from time to time, and shall mean:

2.1.15.1.if the Parties have entered into an ISDA Agreement, the ISDAAgreement signed between the Parties; or

2.1.15.2.if the Parties have not yet entered into an ISDA Agreement, the 2002 ISDA Master Agreement to be concluded between the Parties, including the standard form of Schedule and any Annex (in this context, being any annex to the ISDA Agreement) (“ISDA Annex”) that may be required from time to time;

2.1.16.“ISDA Definitions” means the 2006 ISDA Definitions or any other ISDA Definitions as published by the International Swaps and Derivatives Association, Inc, where applicable, as updated or amended from time to time;

2.1.17.“Parties” shall mean, collectively, Investec and the Client (and “Party” shall mean either one of them);

2.1.18.“Personal Information” means:

2.1.18.1.all Information relating to an identifiable natural or juristic person; and

2.1.18.2.Personal Information where its meaning is limited to only Personal Information related to natural EU residents’ as far as the provisions of the GDPR apply;

2.1.19.“POPI” means the Protection of Personal Information Act, 2013 (Act No 4 of 2013);

2.1.20.“Prime Rate” shall mean the publicly quoted basic rate of interest per annum, compounded monthly in arrear and calculated on a 365 day year (irrespective of whether or not the year is a leap year) from time to time published by Investec as being its prime overdraft rate as certified by any manager of such bank, whose appointment and designation need not be proved;

2.1.21.“Responsible Party” means the term as defined in Chapter 1 of POPI which shall be the ‘controller’ for purposes of the GDPR;

2.1.22.“Sanctioning Body” means any one or a combination of the following entities-

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2.1.22.1.the Office of Foreign Assets Control of the Department of Treasury of the United states of America;

2.1.22.2.the United Nations Security Council;

2.1.22.3.the European Union;

2.1.22.4.Her Majesty’s Treasury of the United Kingdom; and/or

2.1.22.5.any other equivalent body that may from time to time impose sanctions;

2.1.23.“Sanctioned Country” means a country which is subject to general sanctions by a Sanctioning Body;

2.1.24.“Sanction List” means any of the lists of specifically designated nationals or designated persons or entities (or equivalent) held by a Sanction Body, each as amended supplemented or substituted from time to time, and/or any other sanctions lists that Investec may from time to time deem necessary or be required to screen against;

2.1.25."Sanctioned Transaction" means either the use by any person of amounts held in an account or any economic benefit derived from a Transaction for the purpose of financing directly or indirectly the activities of any person or entity which is on a Sanctions List or for the purpose of financing directly or indirectly the activities of any person in a Sanctioned Country, and/or the contribution or making available of amounts paid from an account or pursuant to a Transaction to any person or entity, if the relevant person has actual knowledge, without having made enquiry, that such person or entity intends to use such funds for the purpose of financing the activities of any person or entity which is in a Sanctioned Country and/or is on a Sanction List, in each case to the extent that such financing or provision of funds would be prohibited by Sanctions;

2.1.26.“Standard Terms and Conditions” means these Standard Terms and Conditions, and any written amendments or variations hereto, as set out in an Annex, from time to time;

2.1.27.“Transactions” shall mean:

2.1.27.1.in respect of a General Banking Facility, any drawdown or repayment on such Credit Facility (“GBF Transaction”); and

2.1.27.2.any spot and/or forward foreign exchange transactions; and any other transaction as contemplated under the ISDA Agreement and any other transactions, as may be defined in any ISDA Annex(es), from time to time; (each of the transactions referred to in this clause 2.1.28.2 constituting an “ISDA Transaction”);

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2.1.28.“Transaction Confirmation” shall mean:

2.1.28.1.in respect of a GBF Transaction, Investec’s written confirmation(s) of a GBF Transaction entered into between Investec and the Client; and

2.1.28.2.in respect of an ISDA Transaction, Investec’s written confirmation(s) drafted in accordance with the provisions of the ISDA Definitions;

2.1.29.“Unutilised Facility Fee” means, if applicable, the fee (stipulated as a percentage of the Uncommitted General Banking Facility) in a Facility Notice payable in respect of any unutilised portion of an Uncommitted General Banking Facility granted to the Client. For the avoidance of doubt, the application of the Unutilised Facility Fee on an Uncommitted General Banking Facility, does not detract from the uncommitted nature of the Uncommitted General Banking Facility and as such the Uncommitted General Banking Facility Credit shall at all times continue to be unconditionally revocable and cancellable by Investec without penalty or prior written notice;

2.1.30.“Uncommitted Facility” shall mean a Credit Facility which shall be unconditionally revocable and cancellable by Investec without penalty or prior written notice.

2.1.Any capitalised terms referred to in this Agreement, which have not been defined herein, shall bear the meanings ascribed to them in the ISDA Agreement, and the ISDA Definitions.

2.2.In the event of any inconsistency between:

2.3.1.the provisions of the Standard Terms and Conditions and any Facility Notice, the provisions of the latter shall prevail; and

2.3.2.the provisions of the Standard Terms and Conditions and any Annex, the provisions of the Annex shall prevail; and

2.3.3.the provisions of an Annex and any subsequent Annex, the provisions of the subsequent Annex shall prevail; and

2.3.4.the provisions of this Agreement, and any Transaction Confirmation, the latter shall prevail; and

2.3.5.the provisions of this Agreement and the ISDA Agreement, in respect of any ISDA Transaction, the ISDA Agreement shall prevail; and

2.3.6.the provisions of the ISDA Agreement and any ISDA Transaction Confirmation, the provisions of the latter shall prevail.

2.3.If any date referred to in this Agreement falls on a day that is not a Business Day, such date shall be adjusted to the first following day that is a Business Day. Where any number of days is prescribed in this Agreement, same shall be reckoned exclusively of the first and inclusively of the last day (save where the last day falls on a day which is not a Business Day, in which case the last day shall be the next succeeding Business Day).

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2.4.Any reference to days (in contrast to Business Days) in this Agreement, shall be construed as a reference to ordinary calendar days.

2.5.The contra proferentum rule whereby this Agreement may be construed against the Party at whose instance same has been drawn is expressly excluded.

2.6.Where any word/s or phrase is followed by the words “and”, “and/or” or “including” any such qualification shall not be deemed to be restrictive and limit the meaning of the relevant word/s or phrase.

2.7.Any reference to the singular shall include the plural and vice versa; and

2.8.any reference to any gender shall include a reference the other gender; and

2.9.any reference to a natural person shall include a reference to a legal person/entity (whether incorporated or unincorporated) and vice versa; and

2.10.any reference to an enactment, Rule, Regulation and/or Legislation (“enactment”) is to that enactment as at the date of signature hereof, and as amended or re-enacted from time to time.

2.11.Where the consent (which shall include any permission or approval) of any Party is required in terms of this Agreement, such consent (which shall not be unreasonably withheld) shall refer to the prior written consent, unless the context indicates a contrary intention, and in the event of such consent being withheld or refused, the onus shall be on the Party seeking such consent to prove that the refusal or withholding thereof was unreasonable in all the circumstances.

2.12.Any reference to “writing” or “written” in this Agreement shall include a reference to any letter, facsimile transmission (fax), e-mail or other electronic messaging system where receipt has been acknowledged by the addressee, alternatively proof of receipt has been adduced by the addressor.

2.13.If any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it is only in the definitions clause, effect shall be given thereto as if it were a substantive provision of this Agreement.

2.14.If any word or phrase is defined in any clause effect shall be given thereto where such word or phrase, as defined, is used elsewhere in this Agreement, unless in the context a contrary intention is expressly indicated.

2.15.Where any amount is referred to in numerals and words, should any conflict arise, the amount referred to in words shall prevail.

2.16.Any reference in this Agreement to the "date of signature hereof" shall be read as meaning a reference to the date of the last signature to this Agreement.

2.17.Paragraph headings are for reference purposes only, and shall not be taken into account in interpreting or construing the import or tenor of this Agreement or any clause or provision hereof.

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3.General Conditions

3.1.These Standard Terms and Conditions shall be effective from the date of signature hereof.

3.2.A Credit Facility shall be effective from the date that all suspensive conditions contained in the relevant Annex, if applicable, have been fulfilled, and provided that Investec has received all the information and documentation, to its satisfaction, as required in terms of the anti-money laundering and anti-terror financing legislation, and any regulations promulgated in terms of such legislation, in force in any relevant jurisdiction, from time to time (“AML Legislation”) from the Client (“Effective Date”).

3.3.The Client acknowledges and agrees that notwithstanding the fact that a Credit Facility may have been granted for a specified period, the tenor of any Transaction under such Credit Facility may differ from such specified period, in Investec’s sole discretion.

3.4.All payments to Investec in respect of amounts owing under this Agreement, including, but not limited to, the payment of interest shall be made by electronic funds transfer to Investec’s account as per its settlement instructions advised to the Client, in writing, from time to time.

3.5.The Client indemnifies and holds Investec harmless from any loss, injury, damage, fines, taxes, withholding taxes or other reasonable charges, penalties and claims whatsoever and howsoever arising from or connected with this Agreement [or breach of any law or regulation including but not limited to FATCA, the IGA or similar government convention, agreement or treaty] to the extent to which such loss, injury, damage, fine, taxes or other fiscal charges, penalties and/or claims arise/s from the breach by the Client of any provision of this Agreement or from any act or omission on the part of the Client or from the compliance by Investec with any applicable law, requirement or regulation introduced in South Africa from time to time, including, but not limited to, any AML Legislation.

3.6.The Client hereby acknowledges and agrees that all the representations, warranties and undertakings made by the Client in terms of this Agreement will be deemed to be repeated by the Client on each date on which a Transaction is entered into by the Parties.

3.7.The Client shall request and obtain Investec’s written consent prior to effecting any change of name with the Company Registrar/Register in its particular jurisdiction or any change of shareholder/s (whether as a result of the transfer of shares or the allotment of shares or otherwise) so that control of the Client is vested in persons other than the Client’s controlling shareholder as at the date of signature of this Agreement. A failure to request and obtain written consent as contemplated in this provision shall constitute an Event of Default

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3.8.The Client shall inform Investec in the event that it or its subsidiaries materially encumber any presently unencumbered assets or assets acquired hereafter and such encumbrance occurs other than in the ordinary course of business. For this purpose, a material encumbrance means one that reduces the Client’s credit quality to the extent that Investec would not wish to offer the Credit Facilities to the Client at current levels.

3.9.The Client hereby acknowledges and accepts that a certificate reflecting its indebtedness to Investec from time to time, signed by an authorised signatory of Investec (whose authority it shall not be necessary to prove), shall in the absence of manifest error, constitute prima facie proof of the facts stated in such certificate for the purpose of summary judgment, provisional sentence or any other purpose.

3.10.No variation of the provisions of this Agreement shall be binding on either Party unless reduced to writing and confirmed by Investec to the Client. The Parties shall not be bound by any warranties and / or representations purported to have been made unless contained in this Agreement.

3.11.No relaxation or indulgence granted by Investec to the Client shall be deemed to be a waiver of any of Investec’s rights in terms hereof, nor shall any such relaxation or indulgence be deemed to be a novation of any of the terms and conditions of this Agreement or create any claim or defence of estoppel, and Investec shall at all times be entitled to demand and rely on strict, punctual and diligent performance and compliance with all the provisions and obligations as are contained or referred to in this Agreement.

3.12.It is agreed that each clause of this Agreement is severable, the one from the other, and if any clause is found to be defective or unenforceable for any reason by any competent court, then the remaining clauses shall continue to be of full force and effect.

3.13.The Client may not cede or assign its rights or delegate its obligations in terms of this Agreement without the prior written approval of Investec.

3.14.This Agreement shall in all respects be governed by and construed in accordance with the laws of the Republic of South Africa and all disputes, actions and other matters in connection therewith shall be determined in accordance with such law.

3.15.Each Party will bear its own legal costs incidental to the negotiation, preparation, settling, signing and implementation of this Agreement.

3.16.Each Party consents to the recording of telephone conversations between the trading, marketing and other relevant personnel of the Parties in connection with the Transactions under this Agreement and agrees to obtain any necessary consent of, and give any necessary notice of such recording to, its relevant personnel, and further agrees, to the fullest extent permissible in law, that such recordings may be submitted in evidence in any proceedings relating to any dispute arising out of or in connection with this Agreement.

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3.17.During the currency of this Agreement, the Client undertakes to furnish Investec with copies of its audited annual financial statements within 6 (six) months of its financial year end and to supply Investec with all such additional information as Investec may from time to time reasonably request, including, but not limited to, all information and/or documentation required by Investec in terms of any AML Legislation.

3.18.Investec shall be entitled to disclose all information and/or documentation provided by the Client pursuant to clause 3.17 to any of its affiliates, or any other person to whom, and to the extent that, such information is required to be disclosed by any applicable law or regulation.

3.19.The signatories on behalf of the Client warrant by their signatures hereto that they are duly authorised to enter into this Agreement on behalf of the Client, as evidenced by the true copy/copies of the requisite authorising resolution/s and list of authorised signatories with original specimen signatures delivered to Investec, as updated from time to time in writing. The signature of this Agreement, Annex and/or other ancillary documentation by the Client’s authorised signatories constitutes the required resolution by the Client confirming, adopting and ratifying the terms and conditions of this Agreement and/or any Annex and/or any ancillary document, as the case may be.

3.20.The Client will ensure that it complies with the requirements of POPI and Investec’s Data Protection Statement in terms of which the Client agrees to the disclosure of its personal information to Investec and acknowledges how that personal information will be used by Investec. The Investec Data Protection Statement may be found at https://www.investec.co.za/legal/data-protection-statement.html

3.21.Sanctions

3.21.1.The Client warrants that it is not on any Sanction List and is not registered or has a place of business in a Sanctioned Country and that the Client will not:

3.21.1.1.use the proceeds of any Credit Facility for the purpose of, or conclude any agreement with any person that may have the effect of financing or making funds available directly or indirectly to any person or entity which is currently listed on a Sanctions List or currently located in a Sanctioned Country, to the extent such financing or provision of funds would currently be prohibited by sanctions; or

3.21.1.2.contribute or otherwise make available the proceeds of any Credit Facility to any other person or entity if it, as the case may be, has (or ought to have) actual knowledge after due enquiry that such party intends to use such proceeds for the purpose of financing the activities of any person or entity which is currently listed on a Sanction List or is currently located (or ordinarily resident) in a Sanctioned Country, to the extent that such contribution or provision of proceeds would currently be prohibited.

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3.21.1.The Client acknowledges that, in compliance with the IGA or any other applicable law, Investec may be required to report details relating to the Client or an account to the relevant authorities.

3.21.2.This Agreement may be executed in any number of counterparts and by electronic messaging including fax or email, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

4.Notices and domicilia

4.1.The Parties choose as their respective domicilia citandi et executandi for all purposes under this Agreement, whether in respect of Court process, notice of other documents or communications of whatsoever nature, the following addresses:

4.1.1.Investec:
For Attention: ICIB Treasury Legal
100 Grayston Drive, Sandown, Sandton, South Africa
Postal address only:    PO Box 785700, Sandton, 2196, South Africa
E-mail address only:    ICIBTreasuryLegal@investec.co.za
Facsimile number:    +27 11 291 6674

4.1.2.Client:     Mix Telematics Limited
Howick Close, Waterfall Park, Midrand, 1686
E-mail address only:
Facsimile number:

4.1.Any Party shall be entitled to change the abovementioned addresses or other particulars to any other address, or particulars (in the case of post office box/facsimile number) in the Republic of South Africa by giving the other 14 (fourteen) days written notice to that effect.

4.2.Any notice shall be affected in writing (by prepaid registered mail in the case of posting) and where not delivered by hand, shall be deemed to reach the addressee within 4 (four) Business Days of dispatch.

4.3.Any notice, which has been received by the addressee by any other means (e.g. facsimile or e-mail) shall, where such receipt has been acknowledged by the addressee or can be proven by the addressor, be good notice for all purposes.

4.4.Notwithstanding any provision to the contrary in this Agreement, for the purposes of determining when a notice given under this Agreement has been received by the addressee (including, but not limited to a notice of early termination under clause 11), the day on which the notice was given shall be excluded and the last day shall be included.

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5.Set-Off

5.1.Upon the occurrence of an Event of Default, and to the fullest extent permissible in law, any amount due and payable by Investec to the Client under this Agreement and in respect of any Transactions envisaged under this Agreement may, at the option of Investec (and without prior notice to the Client) be set-off against any other amount(s) due and payable (whether by acceleration or otherwise) by the Client to Investec, under any other agreement(s) between Investec and the Client or instrument(s) or undertaking(s) issued or executed by the Client to, or in favour of, Investec ("the Other Agreement Amounts").

5.2.Any Other Agreement Amount will be discharged promptly and in all respects to the extent it is so set-off.

5.3.Investec will give notice to the Client of any set-off effected under this clause. However, failure to give notice shall not affect the validity of any set-off effected under this clause.

5.4.Notwithstanding the preceding provisions, Investec shall not be obliged to pay any amount payable by it to the Client under this Agreement until and unless the Client has discharged any Other Agreement Amounts to Investec in full.

6.Increased Costs / Pricing

6.1.The Client shall, within 7 (seven) Business Days of a demand by Investec, pay for the account of Investec the amount of any Increased Costs incurred by Investec or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any South Africa law or regulation, (ii) compliance with any South Africa law or regulation made after the Effective Date (in relation to (i) and (ii)) which applies to banks or financial institutions generally (or is generally complied with by the persons to whom it is addressed), or (iii) compliance with Basel III (including any national regulation which implements Basel III) whether before or after the Effective Date. For the purposes of this clause the terms law and regulation shall include, without limitation, any law or regulation concerning capital adequacy, prudential limits, liquidity, liquid asset holding requirements, reserve assets or Tax.

6.2.Investec in making a claim pursuant to clause 6.1 shall notify the Client of the event giving rise to the claim and shall, as soon as practicable provide a certificate confirming the amount of its Increased Costs, the circumstances giving rise to such Increased Costs and a calculation of such Increased Costs.

6.3.Investec shall, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under, or cancelled pursuant to or which would result in an increase to any amount payable in terms of this Agreement), however any steps taken by Investec to mitigate as contemplated herein does not in any way limit the obligations of the Client under this Agreement.

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6.4.The Client shall indemnify Investec for all properly evidenced costs and expenses reasonably and actually incurred by Investec as a result of steps taken by it under clause 6.3, however Investec is not obliged to take any steps under clause 6.3 if, in the opinion of Investec (acting reasonably and in good faith), to do so will be prejudicial to it.

6.5.If, however, the Client deems the amended pricing and/or fees under this clause to be excessive, the Client may upon written notice to Investec repay the Credit Facilities in full and cancel this Agreement, provided that the Client shall remain liable for all such additional amounts incurred to the date of cancellation.

7.Indemnity with respect to third party payments

7.1.When expressly requested to by the Client, via facsimile or electronic mail, Investec may make third party payments on behalf of the Client.

7.2.The Client hereby acknowledges that Investec shall, in its sole and absolute discretion, be entitled to refuse to make third party payments, notwithstanding clause 7.1 above.

7.3.The Client hereby indemnifies Investec against any and all claims, loss, demands, liability, costs and expenses of whatsoever nature and howsoever caused and arising, which may at any time be made against Investec by any person or which Investec may sustain or incur arising directly or indirectly out of or in consequence of any payments facilitated by Investec on behalf of the Client, or Investec electing not to make any such payments, other than such claims, loss, demands, liability, costs and expenses arising as a direct result of Investec’s gross negligence, wilful misrepresentation or fraud.

8.Force Majeure

8.1.Subject to the provisions of this clause and notwithstanding any other provision in this Agreement, either Party (“the affected Party”) shall be excused from the non-performance of any of its obligations under this Agreement as a result of a force majeure event.

8.2.For purposes of this clause, a force majeure event shall mean all unforeseen events beyond the control of the affected Party, which:

8.2.1.prevent or retard the performance of any of the affected Party’s obligations without the affected Party being able to remedy or remove such events;

8.2.2.have not been brought about by the fault of the affected Party;

8.2.3.despite the exercise of diligent efforts, the affected Party was unable to prevent, limit or minimise, including, but not limited, to war whether declared or not, revolution, riot, strikes, insurrection, civil commotion, invasion, armed conflict, hostile act of foreign enemy, act of terrorism, sabotage, loss or destruction of data, hacking, computer viruses, power failure, act of God, plague, serious

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epidemic, officially declared state of emergency, embargoes, sanctions, restrictions or sanctions imposed by any government authority or by a force majeure event of any description whether or not of a specific nature indicated above.

8.1.The affected Party shall bear the onus of proving that a force majeure event has occurred, and shall immediately notify the other Party in writing of the circumstances which the affected Party claims to amount to a force majeure event.

8.2.If the affected Party’s performance is delayed by a force majeure event the affected Party shall be entitled to a reasonable extension not exceeding 5 (five) Business Days for performance. If performance is or will be delayed for longer than this period the performance shall be regarded as having been prevented, either Party shall be entitled to terminate this Agreement on 7 (seven) Business Days written notice, provided that such termination shall not affect the rights and obligations in terms of this Agreement which may have arisen or are in existence as at the date of termination.

8.3.Neither Party shall be liable to the other for any losses, damages or expenses of whatsoever nature which may be suffered as a result of the force majeure event, and/or the termination of this Agreement in terms of clause 8.4.

9.General Representations and Warranties

9.1.The Client hereby represents, undertakes and warrants to Investec that:

9.1.1.It is duly incorporated and validly constituted under the Law of the Republic of South Africa.

9.1.2.It is duly and fully authorised in terms of its Memorandum and Articles of Association to enter into this Agreement, the Transactions, the ISDA Agreement and any other agreement necessary for the execution of Transactions. It undertakes to provide evidence of this authorisation upon request.

9.1.3.It acts as principal in respect of all Transactions, and enters into this Agreement at its own risk, based solely on its own judgement and upon such tax, accounting, regulatory, legal and financial advice as it deems fit and not in reliance on any statements, representations or views expressed by Investec, its employees or agents. It further understands and is able to evaluate the risks involved in entering into the Transactions as contemplated under this Agreement.

9.1.4.All consents, authorisations and approvals required for the execution, delivery and performance of this Agreement and any ancillary document have been obtained and have been duly complied with and no other action by, and no notice to or filing with, any government authority or regulatory body which has not been effected is required for such execution, delivery or performance.

9.1.5.It will comply with all of the obligations imposed upon it in terms of this Agreement.

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9.1.6.It shall comply with all legislation applicable to it, from time to time.

9.1.7.It is not involved in any undisclosed material litigation or arbitration proceedings, save, if relevant, for the recovery of any debts due in the ordinary course of business, nor are same pending or threatened.

9.1.8.All payment and delivery obligations of the Client under this Agreement shall rank at least parri passu in all respects with all the Client’s other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

9.1.9.It knows of no further facts or circumstances which would be reasonable or material to Investec, in relation to this Agreement, which have not been disclosed.

9.1.10.No Event of Default has occurred and is continuing and no event which, with the giving of notice, lapse of time or other condition, would constitute an Event of Default has occurred and is continuing.

9.2.Each representation and warranty shall be deemed to be material and to have induced Investec to enter into this Agreement.

10.Data Protection Legislation

10.1.The Parties undertake to:

10.1.1.comply with the provisions of the applicable Data Protection Legislation as amended or substituted from time to time;

10.1.2.treat all Personal Information strictly as defined within the parameters of the Data Protection Legislation;

10.1.3.process Personal Information only in accordance with the consent it was obtained for, for the purpose agreed, any lawful and reasonable written instructions received from the applicable Responsible Party and as permitted by law;

10.1.4.process Personal Information in compliance with the requirements of all applicable laws;

10.1.5.secure the integrity and confidentiality of any Personal Information in its possession or under its control by taking appropriate, reasonable technical and organisational measures to prevent loss, damage, unauthorised destruction, access, use, disclosure or any other unlawful processing of Personal Information;

10.1.6.not transfer any Personal Information to any third party in a foreign country unless such transfer complies with the relevant provisions of POPI regarding trans-border Information flows; and

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10.1.7.not retain any Personal Information for longer than is necessary for achieving the purpose of this Agreement or in fulfilment of any other lawful requirement.

10.2.The Parties undertake to ensure that all reasonable measures are taken to:

10.2.1.identify reasonable foreseeable internal and external risks to the Personal Information in its possession or under its control;

10.2.2.establish and maintain appropriate security safeguards against the identified risks;

10.2.3.regularly verify that the security safeguards are effectively implemented;

10.2.4.ensure that the security safeguards are continually updated in response to new risks or deficiencies in previously implemented safeguard provide immediate notification to the Responsible Party if a breach in Information security or any other applicable security safeguard occurs; provide immediate notification to the Responsible Party where there are reasonable grounds to believe that the Personal Information has been accessed or acquired by any unauthorised person;

10.2.5.remedy any breach of a security safeguard in the shortest reasonable time and provide the Responsible Party with the details of the breach and, if applicable, the reasonable measures implemented to address the security safeguard breach;

10.2.6.provide immediate notification to the Responsible Party where either party has, or reasonably suspects that, Personal Information has been processed outside of the purpose agreed to or consented to;

10.2.7.provide the Responsible Party, upon request with all Information of any nature whatsoever relating to the processing of the Personal Information for the purpose in terms of this Agreement and any applicable law; and

10.2.8.provide the Responsible Party, upon request, with all Information of any nature whatsoever relating to the processing of the Personal Information for the purpose in terms of this Agreement and any applicable law; and

10.2.9.Investec reserves the right to inspect the Personal Information processing operations, as well as the technical and organisational information security measures employed by the Intermediary to ensure compliance with the provisions of this.

11.General Exchange Control Undertaking

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11.1.The Client hereby undertakes to comply with any Rulings, Regulations and Legislation, in respect of Exchange Control and, further the Client warrants that it is not, as at the signature date hereof, and shall not, during the currency of this Agreement, be, in contravention of any Exchange Control Rules, Regulations and/or Legislation.

12.Early Termination: Illegality

12.1.If at any time a Party determines that it is or will become unlawful for it to continue to perform its obligations under this Agreement or to maintain its participation in any Transaction(s),as the case may be, and such determination is confirmed by a written opinion of a senior counsel of at least 8 year's standing, in practice at the Johannesburg bar, selected by Investec, such Party may terminate this Agreement by giving 7 (seven) Business Days' written notice to that effect to the other Party. In such event this Agreement and/or the Transaction, as the case may be, shall terminate on the date such notice becomes effective, provided that such termination shall not affect the rights or obligations in terms of this Agreement which may have arisen or are in existence at the date of such notice or the date of termination of this Agreement.

PART II
GENERAL BANKING FACILITY

13.General Banking Facility

The General Banking Facility granted by Investec in terms of this Agreement is:

13.1.where such General Banking Facility is an Uncommitted Facility:

13.1.1.subject to the provisions of clause 3.2 hereof, effective until further notice by Investec; and

13.1.2.repayable on demand by Investec; and

13.1.3.subject to annual review by Investec, on each anniversary of the date upon which the General Banking Facility was approved by Investec;

13.1.4.drawings shall be subject to the availability of funds; and

13.1.5.if applicable, the Unutilised Facility Fee shall be charged at the rate specified in the relevant Facility Notice, on any undrawn portion of the Uncommitted General Banking Facility (plus VAT on such amount), calculated monthly and payable, free of deduction, monthly in arrears on the seventh Business Day of each month, failing which interest will accrue thereon at the rate applicable to the drawn portion of the General Banking Facility, or where the General Banking

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Facility is undrawn , a rate of Prime less 2.5%. Such interest will accrue from the eighth Business Day up to the date on which payment of the Unutilised Facility Fee and all accrued interest is received.

13.2.where the General Banking Facility is a Committed Facility:

13.2.1.available for a fixed period as specified in the relevant Facility Notice (the “Facility Period”), and shall terminate upon the expiry of the Facility Period; and

13.2.2.subject to a commitment fee, charged at the rate specified in the relevant Facility Notice, on any undrawn portion of the General Banking Facility (plus VAT on such amount), calculated monthly and payable, free of deduction, monthly in arrears on the first Business Day of each month; and

13.2.3.subject to clause 17.3, repayable within the Facility Period. Upon the expiry of the Facility Period all amounts outstanding under the General Banking Facility shall be immediately due and payable by the Client to Investec.

14.Drawings and payments

14.1A.    It shall be a condition to drawdown that no material adverse change as described in clause 17.1.4 is occurring or has occurred at any time prior to drawdown.

14.1.Investec shall furnish the Client with a Transaction Confirmation on each occasion a GBF Transaction is entered into and shall further provide the Client with a monthly statement of account.

14.2.Interest shall accrue on all amounts outstanding under the General Banking Facility, at the rate quoted by Investec from time to time, calculated on a daily basis, payable monthly in arrears on the first Business Day of each month, or as otherwise specified in the relevant Facility Notice, if applicable. Investec shall advise the Client telephonically of any changes to the applicable interest rate.

14.3.The Client shall notify Investec of all drawings or repayments no later than 12h00 on the date of such drawdown or repayment.

14.4.Investec shall be entitled to charge interest at the Prime Rate plus 2% (two percent) on all amounts which are not received by Investec on the due date for payment hereunder, calculated on the daily balance from time to time owing to Investec and compounded monthly in arrears, from the date on which such amounts fall due for payment up to the date on which payment thereof is received.

14.5.All payments received in terms of the Agreement will be appropriated first to all costs, charges and fees payable in terms of this Agreement, thereafter to interest and then to capital.

14.6.All legal costs, including costs as between attorney and his own client, reasonable charges and disbursements incurred by Investec in enforcing any of the provisions of this Agreement shall be paid by the Client on demand.

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14.7.All payments in respect of any General Banking Facility may be made into the following accounts (or to such other accounts as the Parties may specify, on 10 (ten) Business Days’ prior written notice to the other):

14.7.1.Investec:         As specified by Investec from time to time.
14.7.2.Client:        As specified by the Client in writing.

15.Exchange Control Warranty – Regulation 3(1)

1.1.To the extent that 75% or more  of the voting securities, voting power, power of control, capital or assets or earnings thereof, are directly or indirectly vested in, or controlled by or on behalf of, any person who is not resident in South Africa or where 45% or more of its capital assets or earnings may be utilised for payment to, or to the benefit in any manner of, any person who is not resident South Africa and pursuant to Regulation 3(1)(e) and (f) of the Exchange Control Regulations, the Client warrants that the General Banking Facility provided to it, if any:

1.1.1.shall be utilised for transactions other than Financial Transactions and or the acquisition of residential or commercial property (“Restricted Transactions”); or

1.1.2.shall be utilised for Restricted Transactions on condition that the Client agrees and undertakes to adhere to the 1:1 ratio (as described in the Exchange Control Regulations), and the Client indemnifies Investec for any harm or loss howsoever arising, in the event that the Client breaches this provision.

1.1.For the purposes of this warranty provision, Financial Transactions include, inter alia the purchase and sale of any securities (listed or unlisted), repurchase agreements and any derivative transactions on securities.

16.Events of Default

1.2.The occurrence of any of the following events constitutes an Event of Default in respect of this Part II: Should the Client (which shall include, for purposes of this clause 16, any subsidiary or holding company of the Client, or any other person having furnished security of whatsoever nature to Investec in regard to any Credit Facilities provided to the Client):

16.7.1.fail to pay any amount to Investec under this Agreement on the due date at the place and in the currency in which it is expressly payable, unless such failure to pay is caused by administrative or technical error and payment is made within 3 (three) Business Days from its due date; or

16.7.2.have granted against it any final judgment or arbitration award and fail to pay such judgment or award in full within 10 (ten) days of the date of such judgment or award becoming final and no longer subject to appeal, review or rescission; or

16.7.3.commit any act of insolvency as defined in the Insolvency Act, No.24 of 1936 or, in the event of a juristic person, the commission of an act that would be an act of insolvency if committed by a natural person or be sequestrated, placed under

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judicial management, or liquidated or be wound up, whether provisionally or finally, voluntarily or compulsorily, or effect any compromise with any of its creditors or if any security of whatsoever nature furnished to Investec in connection with this Agreement becomes invalid or unenforceable for any reason, or have, any corporate action, legal proceedings or other procedure or step taken in relation to:
(i)the suspension of payments, a moratorium of any indebtedness, liquidation, winding-up, dissolution, administration, judicial management, business rescue or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) other than a solvent liquidation or reorganisation of the Client;
(ii)a composition, compromise, assignment or arrangement with any creditor of the Client;
(iii)the appointment of a liquidator (other than in respect of a solvent liquidation of the Client), receiver, administrative receiver, administrator, compulsory manager, judicial manager, business rescue practitioner or other similar officer in respect of the Client or any of its assets; or
(iv)enforcement of any security interest over any assets of any Party, or any analogous procedure or step is taken in any jurisdiction. Save that this provision above does not apply to a petition for winding-up presented by a creditor which is frivolous or vexatious or which is being contested in good faith and with due diligence, and, in each case, is discharged, stayed or dismissed within 14 days of commencement or
(v)A meeting is proposed or convened by the directors of the Client, a resolution is proposed or passed, application is made or an order is applied for or granted, to authorise the entry into or implementation of any business rescue proceedings (or any similar proceedings) in respect of the Client or any analogous procedure or step is taken in any jurisdiction; or

16.7.1.fail to comply with any of its obligations under this Agreement when performance is due (other than an obligation to make any payment under this Agreement) and such failure is not remedied within 30 (thirty) days after notice of such failure is given to the Client; or

16.7.2.commit any default under one or more agreements or instruments to which the Client and Investec is a party or a beneficiary, and/or to which the Client and any of Investec’s affiliated companies, is a party or a beneficiary, as the case may be; or

16.7.3.commit an Event of Default or a Potential Event of Default under the ISDA Agreement;

16.7.4.be deregistered or delisted from the relevant stock exchange/(s)

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16.7.5.repudiates this Agreement or evidences an intention to repudiate this Agreement;

16.7.6.disposes of other than to a wholly owned subsidiary, the whole or substantially the whole of the business of the Client or the whole or the greater part of the assets of the Client or enter into any amalgamation, demerger, merger or corporate reconstruction without the prior written consent of Investec, which consent will not be unreasonably withheld or delayed;;

16.7.7.being a company, undergoes a change of shareholder/s (whether as a result of the transfer of shares or the allotment of shares or otherwise) so that control of the Client is vested in persons other than the Client’s controlling shareholder as at the date of signature of this Agreement, (provided that this sub-clause shall not apply in the case where the Client is a Client listed on any recognised stock exchange); or

16.7.8.being a close corporation, undergoes a change of members (whether as a result of the transfer or disposition of members’ interests or issue or restructuring of the members’ interests) so that control of the Client is vested in persons other than the Client’s controlling members as at the date of signature of this Agreement; or

16.7.9.have made any material incorrect or untrue statement or warranty or representation in connection with this Agreement, or its financial affairs or position, in any proposal or credit form or in any information furnished to Investec; or

16.7.10.Any security interest created under this Agreement is or becomes unlawful or is not, or ceases to be a first ranking security or to be legal, valid, binding and enforceable; or

16.7.11.Cross default:

16.7.14.1. Any Financial Indebtedness of the Client is not paid when due nor within any originally applicable grace period.

16.7.14.2. Any Financial Indebtedness of the Client is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

16.7.14.3. Any commitment for any Financial Indebtedness of the Borrower is cancelled or suspended by a creditor of the Client as a result of an event of default (however described).

16.7.14.4. Any creditor of the Client becomes entitled to declare any Financial Indebtedness of the Client due and payable prior to its specified maturity as a result of an event of default (however described).

16.7.14.5. No Event of Default will occur under this Clause 16.1.14 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within Clauses 16.1.14.1 to 16.1.14.4 above is less

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than R1,000,000 (one million Rand) (or its equivalent in any other currency or currencies).

16.1.Should the Client be deemed to be in default in terms of clause 16.1, Investec shall be entitled, without prejudice to any other rights or remedies which may be available to it, to:

16.2.1.claim immediate payment of all amounts then outstanding in terms of this Agreement whether or not then due, together with all unpaid fees, charges, stamp costs and interest, and in addition, Investec may further decline to permit any further drawings under the General Banking Facility; and/or

16.2.2.claim specific performance in terms of this Agreement; and/or

16.2.3.cancel the whole or part of this Agreement; and/or

16.2.4.refuse to make available any further, as yet unutilised portion of any Credit Facility; and/or

16.2.5.claim such reasonable damages as it may have suffered.

17.Credit Review Events

17.1.The occurrence of any of the following events in respect of the Client (which shall include, for purposes of this clause 17, any other person having furnished security of whatsoever nature to Investec in regard to any Credit Facilities provided to the Client) constitutes a Credit Event in respect of this Part II, which may result in Investec reviewing, revoking, amending or terminating the Credit Facilities as the case may be in its sole discretion:

17.1.1.being a company, undergoes a change in its legally registered name or

17.1.2.being a close corporation, undergoes a change in its legally registered name; or

17.1.3.at any time after conclusion of this Agreement sustain a downgrade of its rating, being its credit rating as assigned by a recognised credit rating agency and/or the risk rating assigned to it by Investec, in accordance with Investec’s internal AML risk rating policy, which results in the deterioration of the level of credit risk with regard to its obligations under this Agreement; or

17.1.4.for whatever reason, suffer a material adverse change which means a change which,( in the opinion of Investec acting in good faith), has or is reasonably likely to have a material adverse effect on:

17.1.4.1.the business, operations, property, condition (financial or otherwise) or prospects of the affected Party; and/or

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17.1.4.2.the ability of the Client to perform in a timely manner, its obligations (including payment obligations) under the Agreement; and/or

17.1.4.3.the validity or enforceability of the Agreement, or the rights or remedies of Investec thereunder; or

17.1.1.the Client or its subsidiaries materially encumber any presently unencumbered assets or assets acquired hereafter and such encumbrance occurs other than in the ordinary course of business. For this purpose, a material encumbrance means one that reduces the Client’s credit quality to the extent that Investec would not wish to offer the Credit Facilities to the Client at current levels; or

17.1.2.do or permit to be done or omit to do anything which might prejudice Investec’s rights under this Agreement; or

17.1.3.be unable or cease for any reason whatsoever to conduct its business in an ordinary and regular manner.

17.2.It is specifically recorded that the provision of the above mentioned events does not hereby constitute a waiver and/or relaxation and/or suspension and/or abandonment of any rights which Investec has against the Client in respect of any Credit Facility and in terms of this Agreement.

17.3.Should there be, in the sole discretion of Investec, acting reasonably, a Credit Event as contemplated in clause 17.1, Investec shall be entitled, without prejudice to any other rights or remedies which may be available to it, to:

17.3.1.terminate the Credit Facility (not including a Credit Facility, or part thereof, governed by an ISDA Agreement) early upon giving the Client 5 (five) Business Days written notice, subsequent to which all amounts then outstanding in terms of this Agreement whether or not then due, together with all unpaid fees, charges, stamp costs and interest, will become due and payable, and in addition, Investec may further decline to permit any further drawings under the General Banking Facility; and/or

17.3.2.claim specific performance in terms of this Agreement; and/or

17.3.3.cancel the whole or part of this Agreement; and/or

17.3.4.refuse to make available any further, as yet unutilised portion of any Credit Facility; and/or

17.3.5.claim such reasonable damages as it may have suffered.

PART III
FOREIGN EXCHANGE TRADING FACILITY

18.General

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18.1.The Client acknowledges that the Foreign Exchange Trading Facility is an Uncommitted Facility and Investec may at any time (whether as a result of any change in, or adverse market conditions, or not) review, amend and/or cancel the said Foreign Exchange Trading Facility.

18.2.The potential future exposure limit (“PFE”) as calculated by Investec’s internal risk model, and the approximate nominal limit (where applicable) equating to such PFE (“Nominal Amount”) shall be specified in the relevant Facility Notice. The Client acknowledges and agrees that if the PFE is reached or exceeded at any time, for whatsoever reason, including, but not limited to market volatility, Investec shall not be obliged to enter into further Transactions with the Client in relation to that product type until the PFE is reduced to within the limit(s) stated in the Facility Notice.

18.3.The Foreign Exchange Trading Facility will be subject to the availability of foreign exchange to Investec and to Exchange Control Regulations and Rulings.

19.ISDA Master Agreement

19.1.Each Transaction between Investec and the Client shall be governed by the terms of the ISDA Agreement, in accordance with the South African Reserve Bank, Exchange Control Division (“SARB”) requirements.

19.2.In the event that no ISDA Agreement has been concluded between Investec and the Client, the Parties undertake to negotiate and finalise the terms of the ISDA Agreement within a reasonable time period and in good faith.

20.Confirmations

20.1.The Client undertakes to promptly sign and return each Transaction Confirmation in respect of a Transaction, to Investec within two (2) Business Days of receipt thereof.

21.Exchange Control Undertaking – Foreign Exchange

21.1.In the absence of an import/export undertaking, the Client shall confirm that each Transaction undertaken is in respect of a firm underlying foreign currency commitment or a firm and ascertainable foreign currency receivable and that no other forward cover has been taken in respect of that particular Transaction with another counterparty.

21.2.The Client agrees to provide all the necessary foreign exchange documentation as required by the SARB.

PART IV
OTHER FACILITIES

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22.In the event that other Credit Facilities are offered to the Client, as may be defined in the relevant Facility Notice, such other Credit Facilities shall be governed by the terms of this Agreement, the ISDA Agreement and, if relevant, the terms of any Facility Notice(s) and Annex(es) relating to such Credit Facility.

For and on behalf of Investec
Who warrants his/her authority

Name:	Name:

Date:	Date:

For and on behalf of the Client
Who warrants his/her authority

Authorised Signatory	Authorised Signatory
Name:	Name:

Date:	Date:

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